EXHIBIT 10
Emergent BioSolutions Inc.
Form of 2018-2020 Performance-Based Stock Unit Award Agreement

(1)
Grant of PSUs.  In consideration of services rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth herein and in the Company's Fourth Amended and Restated 2006 Stock Incentive Plan (the "Plan"), an award of performance-based stock units (individually, a "PSU" and collectively, the "PSUs"), in an amount equal to the maximum number of shares issuable under this Agreement (as described on Schedule 1 to this Agreement).  The PSUs entitle the Participant to receive, upon and subject to the vesting of the PSUs (as described in Section 2 below), one share of common stock, $0.001 par value per share, of the Company (the "Common Stock") for each PSU that vests.  The shares of Common Stock that are issuable upon vesting of the PSUs are referred to herein as the "Shares".

(2)	Vesting of PSUs and Issuance of Shares.
a.
General.  Subject to the other provisions of this Section 2, the PSUs shall vest as set forth on Schedule 1 to this Agreement, based on the achievement of the performance goal for the performance period set forth on Schedule 1, as certified by the Compensation Committee promptly following the performance period. Such date on which PSUs vest under this Agreement may be referred to herein as the "Vesting Date." Subject to Section 4, as soon as administratively practicable after the Vesting Date shown on Schedule 1, the Company will issue to the Participant, in certificated or uncertificated form, such number of Shares as is equal to the number of PSUs that vested on such Vesting Date.  In no event shall the Shares be issued to the Participant later than 30 days after the Vesting Date.

b.
Employment Termination.  Except as set forth in Section 2(c) below and on Schedule 1, upon the cessation of the Participant's services with the Company for any reason, all unvested PSUs shall be automatically forfeited as of such cessation of services.  For purposes of this PSU award, services with the Company shall include services as an employee or director of, or consultant or advisor to, the Company or to a parent or subsidiary of the Company, or any successor to the Company.

c.
Change in Control Event.  Upon a Change in Control Event (as defined in the Plan), the acquiring or succeeding entity (or an affiliate thereof) shall assume each outstanding PSU such that, following the consummation of the Change in Control Event, the PSU confers the Participant with the right to receive, for each Share subject to the award, the consideration (whether cash, securities or other property) received by each holder of Common Stock immediately prior to the Change in Control Event (the "Replacement Award"), provided that (i) such Replacement Award shall vest solely based on the Participant's continued provision of services with the Company (as described on Section 2(b) hereof) until the last day of the performance period set forth on Schedule 1 and shall not, for the avoidance of doubt, be subject to achievement of the performance goals set forth on Schedule 1 and (ii) the amount of cash, securities or other property subject to such Replacement Award shall be determined assuming that the number of shares subject to the PSU is equal to the target number of Shares issuable under this Agreement (as set forth on Schedule 1) for the performance period.  In the event that the Participant's employment is terminated by either the Company or its successor without Cause or by the Participant for Good Reason (as such terms are defined in the Plan) within eighteen (18) months following a Change in Control Event, the remaining unvested portion of the Replacement Award shall become vested as of the date of the Participant's termination of employment.  Notwithstanding the foregoing, in the event that the acquiring or succeeding entity (or an affiliate thereof) refuses to assume the PSUs and grant Replacement Awards in connection with a Change in Control Event, this PSU award shall become vested, immediately prior to the Change in Control Event, with respect to the target number of Shares (as set forth on Schedule 1) for the performance period.

(3)
Dividends.  At the time of the issuance of Shares to the Participant pursuant to Section 2, the Company shall also pay to the Participant an amount of cash equal to the aggregate amount of all dividends paid by the Company, between the grant date and the issuance of such Shares, with respect to the number of Shares so issued to the Participant.

(4)
Withholding Taxes.   Upon vesting, the Company shall, in accordance with the terms of the Plan, withhold such number of Shares from the PSU award as is sufficient to satisfy the required federal, state, and local and other income and employment tax withholding obligations of the Company associated with the PSUs.

(5)
Restrictions on Transfer.  Neither the PSUs, nor any interest therein (including the right to receive dividend payments in accordance with Section 3), may be transferred by the Participant except to the extent specifically permitted in Section 10(a) of the Plan.

(6)	Provisions of the Plan. This PSU award is subject to the provisions of the Plan. The Participant acknowledges receipt of the Plan, along with the Prospectus relating to the Plan.
(7)
Section 409A.  This PSU award is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder ("Section 409A") and shall be interpreted and construed consistently therewith.  In no event shall either the Participant or the Company have the right to accelerate or defer delivery of the Shares to a date or event other than as set forth herein except to the extent specifically permitted or required by Section 409A.  In the event that the Participant is a "specified employee" within the meaning of Section 409A and the Shares are to be delivered in connection with the termination of the Participant's employment, the delivery of the Shares and any dividends payable under Section 3 in connection with such delivery shall be delayed until the date that is six months and one day following the date of the Participant's termination of employment if required to avoid the imposition of additional taxes under Section 409A.  Solely for purposes of determining when the Shares (and any dividends payable under Section 3) may be delivered in connection with the Participant's termination of employment, such termination of employment must constitute a "separation from service" within the meaning of Section 409A.  Solely to the extent necessary to comply with Section 409A, any Change in Control Event must also constitute a "Change in Control Event" as described in Treasury Regulation Section 1.409A-3(i)(5).

(8)	Miscellaneous.
a.
No Rights to Employment.  The Participant acknowledges and agrees that the grant of the PSUs and their vesting pursuant to Section 2 do not constitute an express or implied promise of continued employment for the vesting period, or for any period.

b.
Entire Agreement.  These terms and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this PSU award; and, with respect to this PSU award, these terms shall, for the avoidance of doubt, supersede the terms in any separate employment or severance plan or agreement between the Company and the Participant relating to the acceleration of vesting of equity awards.

c.	Governing Law. This PSU award shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflict of law principles.
d.	Interpretation. The interpretation and construction of any terms or conditions of the Plan or this PSU award by the Compensation Committee shall be final and conclusive.